Exhibit 10.26

**THIS EXHIBIT HAS BEEN REDACTED TO REMOVE INFORMATION THAT IS NOT MATERIAL AND THAT THE REGISTRANT MUST TREAT AS PRIVATE AND CONFIDENTIAL.**

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 20th day of July, 2012 (the “Effective Date”) by and between:

FELICITEX THERAPEUTICS, INC., a Delaware corporation duly organized under law and having an usual place of business at 45 Ridge Road, Newton, MA 02468 (hereinafter referred to as the “COMPANY”)

AND

MICHAEL FRID, PH.D. of 30 Revere Beach Parkway, Unit 414, Medford, MA 02155 (hereinafter referred to as the (“CONSULTANT”).

The Company wishes to engage the Consultant to provide business and scientific research assistance and expertise and otherwise to render consulting services to the Company upon the terms and conditions contained in this Agreement. The Company is in the business of researching, developing and commercializing therapeutics for the treatment of cancer by targeting quiescent cancer cells (the “Business”).

NOW THEREFORE, in consideration of the herein covenants, agreements, representations and warranties and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant hereby agree as follows:

1.	TERM.

The term of the Agreement shall be for a period of approximately four (4) years commencing as of the Effective Date and terminating on June 30, 2016 (the “Termination Date”), unless earlier terminated in accordance with the provisions of Article 4 hereof (the “Term”).

2.	DUTIES AND SERVICES.

Consultant agrees that, upon request of the Company, and at times mutually agreed upon by the Company and the Consultant, the Consultant shall devote appropriate time and effort to the affairs of the Company and to providing consulting services, as hereinafter defined, to the Company pursuant to this Agreement. The Consultant agrees that he will: (i) assist in research and development of the Company’s technologies, (ii) meet with management, advisors and consultants, (iii) conduct due diligence and present to potential investors, (iv) work with thought leaders in the field and assist in recruiting additional advisors, consultants and employees and (v) assume such other duties and responsibilities as are mutually agreed upon (collectively, the “Services”).

(a) Consultant agrees that he will provide the Services, and shall report to and take direction from the Company’s Board of Directors (the “Board”).

(b) The Consultant represents and warrants to the Company as follows: (i) that he is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, or which will interfere with the performance of his duties hereunder, nor does the Consultant have any obligation of confidentiality to any third party which interferes with his obligations hereunder; (ii) that the execution and performance of this Agreement will not violate any policies or procedures of any academic institution or corporation (public or private) with which he is involved or associated with and that he has received all of the necessary written permission(s) to enter into this Agreement; and (iii) that in providing the Services to the Company, he will not use any resources belonging to any corporation, company, institution (public, private, profit or non-profit), or other third party, including, but not limited to utilities, facilities, computers, laboratories or supplies or otherwise engage the services, consult with or employ any individual not previously approved in writing by the Company.

3.	CONSULTING FEE.

(a) In consideration for the Services to be provided by the Consultant, the Company shall issue to the Consultant a total of One Million (1,000,000) Shares of the Company’s Common Capital Stock (the “Shares”) at a purchase price of $0.0001 per share for an aggregate purchase price of One Hundred ($100.00) Dollars. The Shares shall be subject to the terms and conditions of this Consulting Agreement and a Restricted Stock Agreement of even date, a copy of which is attached hereto and made a part hereof. In accordance with and subject to said agreements, the Shares shall be subject to repurchase by the Company in accordance with the following schedule: commencing as of July 20, 2012, Eighty Three Thousand Three Hundred Ninety Two (83,392) Shares shall become fully vested and no longer subject to repurchase and thereafter, on the Twentieth (20th) day of each month during the Term of this Consulting Agreement for the next Forty Eight (48) months commencing as of August 20, 2012, an additional Nineteen Thousand Ninety Six (19,096) Shares shall be deemed fully vested and no longer subject to repurchase. In connection with the herein grant of Shares, the Consultant shall execute and deliver the Restricted Stock Agreement annexed hereto and made a part hereof.

(b) Consultant shall be entitled to prompt reimbursement for all travel and other out-of-pocket expenses incurred by him in the performance of his duties hereunder. The requests for reimbursement shall be prepared and submitted in accordance with the Company’s then regular procedures.

(c) The Consultant agrees that all Services hereunder will be rendered by him as an independent contractor and that this Agreement does not create an employer-employee relationship between the Consultant and the Company. The Consultant shall have no right to receive any employee benefits, including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation. The Consultant shall be solely responsible for paying all required federal and state income and other taxes in connection with the Consulting Fee and agrees to indemnify, defend and hold the Company harmless from and against any claim or demand if any such taxes are not timely paid.

4.	TERMINATION OF THE TERM.

Consultant’s engagement with the Company: (i) shall terminate upon the Consultant’s resignation, death or permanent disability, (ii) may be terminated by the Company’s Board for Just Cause (as defined herein) upon five (5) days prior written notice to the Consultant and an opportunity for the Consultant to cure for a violation of subsections (1) and (2) below (the “Cure Period”) and without notice for an alleged violation of subsection (3) below, and (iii) may be terminated by either the Company or the Consultant without cause upon twenty (20) days prior written notice to the other party (the “Notice Period”). For avoidance of doubt, for a violation of subsection (3) below, no notice or Cure Period shall be provided. As used in this Agreement, “Just Cause“ means any of the following, as determined by the Board, in its reasonable judgment: (1) Consultant’s material, willful and continued failure or refusal to perform the Services; (2) Consultant’s gross negligence or willful misconduct in the performance of the Services or (3) the commission by the Consultant of any act of fraud or embezzlement against the Company or the commission of any felony or act involving moral turpitude. If the Company believes that Just Cause exists, the Company shall provide the Consultant written notice specifying the alleged grounds for termination and deficiencies. If the deficiencies are timely corrected in the reasonable opinion of the Board during the Cure Period, the termination notice shall be deemed withdrawn and cancelled.

Effective as of the Termination Date or in the event of the Consultant’s resignation, death, permanent disability or termination for Just Cause, then, in any of such event, and, except as noted hereinafter, all the rights granted to the Consultant pursuant to this Agreement shall cease and te1minate and thereafter shall be null and void and without further force or effect.

5.	RESTRICTED COVENANTS.

As partial consideration for the Company entering into this Agreement, the Consultant agrees that at all times during the Term of this Agreement and continuing for a period of twelve (12) months following the expiration or termination of the Consultant’s engagement under this Agreement for any reason (the “Restricted Period”), the Consultant shall not, directly or indirectly, without the prior written consent of the Company, any place in the world: (A) engage or participate, directly or indirectly, as an owner, partner, shareholder (except as the holder of not more than five percent (5%) of the outstanding stock of a publicly-traded company), member, adviser, consultant, employee sales representative, officer, director, agent or otherwise, in any Competitive Business (as defined below); (B) without limiting the generality of the foregoing, solicit any customer of the Company to purchase from any source other than the Company any product or service which is distributed, sold or provided by the Company during the term of Consultant’s engagement or as of the date of termination or expiration of the Consultant’s engagement or otherwise interfere with any relationship between the Company and any customer or former customer of the Company; (C) solicit any employee, consultant or advisor to the Company to leave the employ of or cease consulting or advising for the Company or solicit or request any employee of or consultant or advisor to the Company to join the employ of, or begin consulting or advising for any individual or entity which directly or indirectly competes with the Company and (D) without limiting the generality of any of the herein clauses, solicit any supplier, distributor, manufacturer, licensor, or licensee of the Company to cease doing any business with, or to limit or alter its business relationship with, the Company.

As used herein, a “Competitive Business” shall mean a business which is directly or indirectly competitive with the business of the Company as conducted at the time of the expiration or termination of Consultant’s engagement or the expiration or termination of this Agreement.

6.	PROPRIETARY RIGHTS.

6.1. Definitions. For the purposes of this Article 6, the terms set forth below shall have the following meanings:

6.1.1. Concept and Ideas. Those concepts and ideas disclosed by the Company to Consultant or which are first developed by Consultant during the course of pe1formance of services hereunder and which relate to the Company’s present, past or prospective activities, services and products, all of which shall remain the sole and exclusive prope1ty of the Company (hereinafter, collectively referred as “Concepts and Ideas”). Further, the Consultant shall have no publication rights and all of the same shall belong exclusively to the Company. Consultant acknowledges and agrees that all works and tasks performed by Consultant for or on behalf of the Company, or in connection therewith (the “Works”) are owned by the Company. Consultant acknowledges and agrees that, to the fullest extent allowed by law, all of the Works are “works made for hire,” as that phrase is defined in the Copyright Revision Act of 1976 (17 U.S.C. § 101) (the “Act”) in that either: (i) such Works are and will be prepared within the scope of this Agreement or (ii) such Works have been and will be specifically ordered or commissioned for use as set forth in the Act. The Company shall therefore be deemed to be the sole author and owner of any and all right, title, and interest therein, including, without limitation, all intellectual property rights.

6.1.2. Confidential Information. Confidential Information means that secret or proprietary information of whatever kind or nature disclosed to Consultant by or on behalf of the Company (whether or not invented, discovered or developed by Consultant) or first developed by Consultant in the course of performance of the Services hereunder or otherwise, or any other information derived from the Confidential Information. Such secret or proprietary information shall include (unless such information is generally available to the public or known in the industry through no action of Consultant) information relating to the design, manufacture, application, trade secrets, know-how, research and development relating to the Company’s products, materials, operating and other cost data, price lists and data relating to the Company’s products. Such secret or proprietary information shall specifically include, without limitation, all such secret or proprietmy information contained in the Company’s manuals, memoranda, plans, drawings and designs, specifications, supply sources, customer lists and records legended or otherwise identified by the Company or the Board as Confidential Information. For avoidance of doubt, the test results, data, repo1is, advice and the like arising out of or related to the Services being provided shall be Confidential Information and owned by the Company. The Consultant’s obligations with respect to Confidential Information will cease when the Confidential Information: (i) becomes part of the public domain through no wrongful act of the Consultant, (ii) is lawfully received by the Consultant from a third party without contravention of this Agreement or any similar nondisclosure agreement (whether or not with the Company) by which such third party is bound or (iii) is approved for release by prior written authorization of the Company. However, Confidential Information shall be considered Confidential Information even if a portion or specific sections of the Confidential Information are known or generally available to the general public; and the Confidential Information shall not lose its character and status as Confidential Information unless and until all of the Confidential Information is in the public domain.

6.2. Non-Disclosure to Third Parties. Except as required by Consultant’s duties, Consultant shall not, at any time, now or in the future, directly or indirectly, use, publish, disseminate, reproduce or otherwise disclose any Confidential Information, Concepts and Ideas relating to the present, past or prospective business of the Company to any third party. Further, and recognizing the highly competitive nature of the Company’s business and the need to protect its intellectual property, all publication rights shall belong solely to the Company.

6.3. Documents, etc. All documents, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company’s products and services, records, notebooks and similar repositories of or containing Confidential Information (including all copies thereof) that come into Consultant’s possession or control by reason of Consultant’s relationship with the Company, whether prepared by Consultant or others: (a) are and shall remain the property of the Company, (b) will not be used by Consultant in any way adverse to the Company, (c) will not be removed from the Company’s premises (except as Consultant’s duties require) and (d) at the termination (for whatever reason) of Consultant’s relationship with the Company, will be left with, or fo1ihwith returned by Consultant to, the Company.

6.4. Patents. etc. Any interest in patents, patent applications, inventions, technological innovations, improvements, enhancements, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether patentable or not (collectively, “Inventions”), which Consultant as a result of rendering consulting services to the Company under this Agreement may conceive or develop shall belong exclusively to the Company. Further, to the extent that any such works are not owned by the Company or do not qualify for any reason as works for hire, and to the extent that Consultant may have acquired any rights, title or interest, Consultant hereby, without any additional cost, expense or consideration, assigns to the Company, any and all such rights, title and interest in and to the Works.

6.5. Assignment. The Consultant hereby irrevocably assigns and, to the extent any such assignment cannot be made at present, hereby agrees to irrevocably assign to the Company, without fu1iher compensation or consideration, all of his rights, title and interest in and to all Concepts, Ideas, Works, and Inventions and any and all related patents, patent applications, copyrights, copyright applications, licenses, trademarks, trade names and other proprietary or intellectual property rights in the United States and throughout the world. The Consultant agrees that he will promptly, without any additional costs, expense or consideration, execute when presented, whether during the Term or at any time thereafter, all documents, agreements, applications and instruments and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

7.	EQUITABLE RELIEF.

Consultant agrees that any breach of Articles 5 and 6 above by him would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant’s obligations hereunder.

8.	WAIVER.

Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by the Company shall be in writing.

9.	SEVERABILITY; REFORMATION.

In case any one or more of the provisions or patis of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

10.	ASSIGNMENT.

The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company’s obligations hereunder. This Agreement is personal to the Consultant and therefore, the Consultant shall not have the right to assign his rights, benefits or obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Consultant’s heirs and legal representatives in the event of his death or permanent disability.

11.	HEADINGS.

Headings and sub-headings are for convenience only and shall not be deemed to be a part of this Agreement.

12.	AMENDMENTS.

This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto. Any amendment, consent, decision, waiver or other action to be made, taken or given by the Company with respect to the Agreement shall be made, taken or given on behalf of the Company only by authority of the Board.

13.	NOTICES.

Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed, if to the Company, at Rubin and Rudman LLP, 50 Rowes Wharf, Boston, MA 02110 or, if to the Consultant, at the address listed and noted on the first page or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 13.

14.	GOVERNINGLAW.

This Agreement shall be construed in accordance with and governed for all purposes by the laws of The Commonwealth of Massachusetts applicable to contracts executed and wholly performed within such jurisdiction. In enforcing such governing laws, any court of competent jurisdiction shall afford all relief which a Massachusetts court would afford under the circumstances. This Agreement, the Restricted Stock Agreement and the attached Proprietary Agreement and Assignment Agreement constitute the entire agreement between the parties covering the subject.

15.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

16.	SURVIVAL.

The provisions of this Agreement, and specifically Sections 5, 6, 7, 9 and 12-15, shall survive the termination of the Consultant’s relationship with the Company in accordance with their respective terms.

The Next Page is the Signature Page.

EXECUTED as an instrument, under seal, as of the date first above written.

FELICITEX THERAPEUTICS, INC.

By:	/s/ Masha Vilenchik, Ph.D.
Masha Vilenchik, Ph.D., President and CEO Hereunto Duly Authorized

CONSULTANT

/s/ Michael Frid, Ph.D.
Michael Frid, Ph.D.

Address:	30 Revere Beach Parkway
Unit 414
Medford, MA 02155

Social Security Number:	[**]

PROPRIETARY INFORMATION AND ASSIGNMENT AGREEMENT

In consideration of my engagement by FELICITEX THERAPEUTICS, INC. (the “Company”) and continued engagement by the Company and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, accept and agree to, I acknowledge, accept and agree to the following:

1. Prior Work. All previous work done by me for the Company, if any, relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for the Company is the property of Company, and I hereby assign to the Company all of my rights, title and interest in and to such previous work.

2. Proprietary Information. My engagement creates a relationship of confidence and trust between the Company and me with respect to any information:

(a) Applicable to the business of the Company; or

(b) Applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me in such context during the period of my engagement or otherwise.

All such information has commercial value in the business in which the Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company, and includes, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

3. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of the Company. I hereby assign to the Company all rights, title and interest I have acquired or may hereafter acquire in the Proprietary Information. At all times, both during my engagement by the Company and after termination of such engagement, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything relating to Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an consultant to the Company. Notwithstanding anything to the contrary herein contained, it is agreed and understood that Proprietary Information shall not include information which: (i) is in or thereafter enters the public domain through no fault of mine, (ii) is obtained by me from a third party having the legal right to use and disclose the same, (iii) was rightfully in my possession, free of any obligation of confidence, at or subsequent to the time such information was communicated to me by the Company, or (iv) was developed by me, my employees or agents of mine independently of and without reference to any Proprietary Information communicated to me by the Company during my Employment Term (as defined in that certain Employment Agreement between me and the Company dated as of even date herewith).

4. Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to me by the Company shall remain the property of the Company. Upon termination of my engagement, or at any time on the request of the Company before termination, I will promptly (but no later than five (5) days after the earlier of my engagement’s termination or Company’s request) destroy or deliver to the Company, at the Company’s option, (a) all materials furnished to me by the Company, (b) all tangible media of expression which are in my possession and which incorporate any Proprietary Information or otherwise relate to the Company’s business, and (c) written certification of my compliance with my obligations under this sentence.

5. Innovations. As used in this Agreement, the term “Innovations” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes, without limitation, all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs.

6. Disclosure of Prior Innovations. I have identified on Schedule A attached hereto all Innovations, applicable to the business of the Company or relating in any way to the Company’s business or demonstrably anticipated research and development or business, that were conceived, reduced to practice, created, derived, developed, or made by me prior to my engagement with the Company (collectively, the “Prior Innovations”), and I represent that such list is complete. I represent that I have no rights in any Innovations other than those Prior Innovations expressly listed on Schedule A hereto. If there is no such list on Schedule A hereto, I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations.

7. Assignment of Innovations; License of Prior Innovations. I hereby agree promptly to disclose and describe to the Company, and I hereby assign to the Company or the Company’s designee my entire right, title, and interest in and to, each of the Innovations and any associated intellectual property rights, which I, solely or jointly, have conceived, reduced to practice, created, derived, developed or made for the Company or may hereafter conceive, reduce to practice, create, derive, develop or make during the period of my engagement with the Company, that (a) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to the Company’s business or actual or demonstrably anticipated research or development, (b) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (c) resulted from any work I performed for the Company (collectively, the “Company Innovations”). I further acknowledge and agree that such Company Innovations, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws and I hereby assign to the Company any and all right, title and interest I have acquired or may hereafter acquire in such the Company Innovations. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. I will confirm any such waivers and consents from time to time as requested by the Company. To the extent any of the right, title or interest in and to the Company Innovations cannot be assigned by me to the Company, I hereby grant to the Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable right, title or interest. To the extent any of the right, title or interest in and to the Company Innovations can be neither assigned nor licensed by me to the Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable right, title or interest against the Company or any of the Company’s successors in interest to such non-assignable and non-licensable rights. I hereby grant to the Company or the Company’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other rights relating to any Prior Innovations which may be incorporated in any Company Innovations. Notwithstanding the foregoing, I agree that I have not incorporated and will not hereafter incorporate, or permit to be incorporated, any Prior Innovation in any Company Innovation without the Company’s prior written consent.

8. Future Innovations. I recognize that Innovations or Proprietary Information relating to my activities while working for the Company and conceived, reduced to practice, created, derived, developed, or made by me, alone or with others, within nine (9) months after termination of my engagement may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while engaged by the Company. Accordingly, I agree that such Innovations and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during my engagement with the Company and are to be promptly assigned to the Company unless and until I have established the contrary by written evidence satisfying the clear and convincing standard of proof.

9. Cooperation in Perfecting Rights to Proprietary Information and Innovations.

(a) I agree to perform, during and after my engagement, all acts deemed necessary or desirable by the Company to permit and assist the Company, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, the Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation: (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets or other rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

(b) In the event that the Company is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), I hereby irrevocably designate and appoint the Company and the Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by me.

10. No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and my engagement as consultant of the Company does not and will not breach, conflict with or otherwise overlap with any agreement, understanding, policy or other arrangement that I am a party to or otherwise subject to or bound by (including, without limitation, any such agreement, understanding, policy or arrangement (a) relating to nondisclosure of proprietary information, knowledge or data or (b) that assigns, licenses or otherwise transfers any interest in or to any Prior Innovation or Company Innovation to any other person or entity). I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any other person or entity. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

11. Survival. This Agreement (a) shall survive my engagement by the Company and the termination of such engagement; (b) does not in any way restrict my right or the right of the Company to terminate my engagement at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of the Company; and (d) is binding upon my heirs and legal representatives.

12. Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

13. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in the Company’s records or such other address as I may specify in writing. Notices to the Company shall be sent to the Company’s President or to such other address as Company may specify in writing.

14. Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts.

15. Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

16. Waiver; Amendment; Modification. The waiver by the Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by the Company. No waiver by Company of, or consent by the Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

17. Entire Agreement. This Agreement represents my entire understanding with the Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

THE COMPANY:		CONSULTANT:
FELICITEX THERAPEUTICS, INC.

By:	/s/ Masha Vilenchik	/s/ Michael Frid
Masha Vilenchik, Ph.D., President and CEO		Michael Frid, Ph.D.,
Hereunto Duly Authorized

SCHEDULE A

NONE.

SUBSCRIPTION AGREEMENT

July 20, 2012

TO:	The Board of Directors, Felicitex Therapeutics, Inc.

The undersigned hereby subscribes for and agrees to purchase One Million (1,000,000) shares of the common capital stock with $.0001 par value of Felicitex Therapeutics, Inc. (the “Corporation”) a Delaware corporation, at a per share price of $.0001 for an aggregate purchase price of One Hundred ($100.00) Dollars, payment of which is made by the undersigned simultaneously with the execution of this Subscription Agreement; and which purchase is being made in accordance with the terms and conditions of a certain Consulting Agreement and Restricted Stock Agreement of even date by and between the undersigned and the Corporation.

/s/ Michael Frid
Michael Frid, Ph.D.

ELECTION TO INCLUDE VALUE OF RESTRICTED PROPERTY IN GROSS INCOME IN YEAR OF TRANSFERS OF PROPERTY PURSUANT TO SECTION 83(b) OF THE INTERNAL REVENUE CODE.

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the property described below, and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned are:

Michael Frid, Ph.D.

30 Revere Beach Parkway

Unit 414

Medford, MA 02155

Taxpayer I.D. No: [**]

2.	Description of property with respect to which the election is being made:

One Million (1,000,000) shares of common stock (the “Stock”) in Felicitex Therapeutics, Inc., a Delaware corporation (the “Corporation”).

3.	Date on which property was transferred is July 20, 2012.

The taxable year to which this election relates is calendar year 2012.

4.	Nature of restriction to which property is subject:

The Stock is subject to the following restrictions:

One Million (1,000,000) shares of Stock awarded to the Taxpayer are subject to repurchase by the Corporation in accordance with the terms and conditions of the Taxpayer’s Consulting Agreement and Restricted Stock Agreement of even date by and between the Taxpayer and the Corporation. Accordingly, as of July 20, 2012, Eighty Three Thousand Three Hundred Ninety Two (83,392) Shares shall become fully vested and no longer subject to repurchase and thereafter, on the Twentieth (20th) day of each month for the following Forty Eight (48) months during the Term of the Consulting Agreement commencing as of August 20, 2012, an additional Nineteen Thousand Ninety Six (19,096) Shares shall be deemed fully vested and no longer subject to repurchase. Capitalized terms not defined herein shall have the same meaning as in the Consulting Agreement and Restricted Stock Agreement.

5.	The fair market value of the Taxpayer’s interest in the Corporation at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $0.0001 cent per share of Stock.

6.	The amount paid by the Taxpayer for each share of Stock is $0.0001.

7.	A copy of this statement has been furnished to the Corporation.

Dated: July 20, 2012	/s/ Michael Frid
Michael Frid, Ph.D.